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EXHIBIT 12.1

FEDERAL EXPRESS CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(UNAUDITED)
(IN MILLIONS, EXCEPT RATIOS)

	Six Months Ended November 30,		Year Ended May 31,
	2002	2001	2002	2001	2000	1999	1998
Earnings:
Income before income taxes	$311	$387	$703	$786	$843	$771	$735
Add back:
Interest expense, net of capitalized interest	28	36	74	75	82	91	118
Amortization of debt issuance costs	—	—	1	1	1	9	1
Portion of rent expense representative of interest factor	301	298	594	563	575	535	500

Earnings as adjusted	$640	$721	$1,372	$1,425	$1,501	$1,406	$1,354

Fixed Charges:
Interest expense, net of capitalized interest	$28	$36	$74	$75	$82	$91	$118
Capitalized interest	9	14	23	23	30	35	31
Amortization of debt issuance costs	—	—	1	1	1	9	1
Portion of rent expense representative of interest factor	301	298	594	563	575	535	500

	$338	$348	$692	$662	$688	$670	$650

Ratio of Earnings to Fixed Charges	1.9	2.1	2.0	2.2	2.2	2.1	2.1

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  EXHIBIT 12.1